INOTIV, INC.
2024 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

    Inotiv, Inc. (the “Company”), pursuant to its 2024 Equity Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_______________________]
Number of Restricted Stock Units: [_______]	Grant Date: [__________, 20__]
Vesting Schedule:
Scheduled Vesting Dates	Number of Restricted Stock Units that Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Restricted Stock Units.

PARTICIPANT:    INOTIV, INC.

        By:______________________________________
    Title:_____________________________________

INOTIV, INC.
2024 Equity Incentive Plan
Restricted Stock Unit Award Agreement

Terms and Conditions

1.    Grant of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”). Each Unit represents the right to receive one Common Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.    Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a properly submitted beneficiary designation. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Common Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.

3.    No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Common Shares are issued to you upon settlement of the Units as provided in Section 6.
4.    Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule on the cover page of this Agreement, on which Units subject to this Agreement vest as provided in this Section 4.

(a)Scheduled Vesting. If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the amounts and on the Scheduled Vesting Dates specified in the Vesting Schedule.

(b)Accelerated or Continued Vesting. The vesting of outstanding Units will be accelerated or continued under the circumstances provided below:

(1)Death or Disability. If you have a Separation from Service prior to the final Scheduled Vesting Date due to your death or Disability, then all of the unvested Units shall vest as of such termination date.

(2)Change in Control.  If a Change in Control occurs while you continue to be a Service Provider and prior to the final Scheduled Vesting Date, the provisions of Section 15 of the Plan shall apply, [including][not including] those providing for benefits upon termination of Service for good reason pursuant to Section 15.3(b) of the Plan. [For these purposes, “good reason” shall have the meaning set forth in the Inotiv, Inc. Executive Change in Control Severance Plan.]

5.    Effect of Separation from Service. Except as otherwise provided in accordance with Section 4(b) above, if you cease to be a Service Provider, you will forfeit all unvested Units.

6.    Settlement of Units. After any Units vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Common Share in payment and settlement of each vested Unit. Delivery of the Common Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Common Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 7 and compliance with all applicable legal requirements as provided in Section 16 of the Plan, and shall be in complete satisfaction and settlement of such vested Units.

7.    Tax Consequences and Withholding. No Common Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Common Shares. You hereby authorize the Company (or any affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. Unless you notify the Company at least 30 days prior to the date on which the withholding taxes arise, any and all tax withholding obligations will be satisfied by a selling a sufficient number of such Common Shares otherwise deliverable to you (on your behalf pursuant to this authorization), through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount that is necessary to meet the withholding requirement for such tax withholding obligations (a “Sell-to-Cover”), as well as amounts necessary to satisfy any associated broker or other fees, which Sell-to-Cover will be automatic, and therefore nondiscretionary, on your part. You agree that, as part of a Sell-to-Cover, additional Common Shares may be sold to satisfy any associated broker or other fees, which you will be responsible for.
8.    Forfeiture and Compensation Recovery Policy.
(a)    Forfeiture. Any unvested Units shall be forfeited if you engage in any of the following conduct: (i) performance of service for a competitor of the Company and/or its Subsidiaries, including service as an employee, director or consultant, or the establishment of a business that competes with the Company and/or its Subsidiaries; (ii) solicitation of employees or customers of the Company and/or its Subsidiaries; (iii) improper use or disclosure of confidential information of the Company and/or its Subsidiaries; or (iv) material misconduct in the performance of your duties for the Company and/or its Subsidiaries, as determined by the Committee.

(b)    Compensation Recovery Policy. This Award and any compensation associated therewith is subject to recoupment and any other action in accordance with any compensation recovery policy or policies adopted by the Board or the Committee at any time, including but not limited to any compensation recovery policy adopted in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange

Commission or any national securities exchange on which the Common Shares are then listed, as any such policy may be in effect from time to time. This Agreement shall be automatically amended to comply with any such compensation recovery policy. You agree and consent to the Company’s application, implementation and enforcement of any of such policies and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agree that the Company may take such actions as are necessary to effectuate such policies, any similar policy applicable to you, or applicable law without further consent or action being required by you.

9.    Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its [____________], at its office at [_____________________________________], [email address], and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.

10.    Additional Provisions.
(a)    No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any affiliate, and the Company or any such affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b)    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(c)    Governing Law.  This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Indiana, without giving effect to the choice of law principles thereof.

(d)    Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e)    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(f)    Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Common Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

(g)    Electronic Delivery and Acceptance. The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.
By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.